Exhibit 3.14

PARTICIPATION AND

OPERATING AGREEMENT

OF

RT SOUTHWEST FRANCHISE, LLC

THIS PARTICIPATION AND OPERATING AGREEMENT (as hereafter amended from time to time, the “Agreement”) is entered into as of December 16, 1997, by and among JAMES DEYO, an individual (“Executive”), RUBY TUESDAY, INC. a Georgia corporation (“RTI” or “RTI Member”), and such other person, corporation or other entity as may from time to time be a Member (as defined herein) hereunder in accordance with the provisions of this Agreement.

In consideration of the agreements contained in this Agreement and other good and valuable consideration, the Members agree as follows:

1. DEFINITIONS. As used in this Agreement, capitalized terms listed in this Section 1 have the indicated meanings. Other capitalized terms used in this Agreement but not otherwise defined have the meanings indicated in the Sections in which they are defined or as the context otherwise requires.

“Acquired Restaurants”: The seven (7) Ruby Tuesday restaurants currently owned by RTI and being purchased by the Company pursuant to the Purchase Agreement.

“Acquisition”: The acquisition by the Company of the Acquired Restaurants pursuant to the Purchase Agreement.

“Acquisition Closing”: The closing of the purchase of the Acquired Restaurants pursuant to the Purchase Agreement.

“Act”: The Delaware Limited Liability Company Act, or corresponding provisions of future laws.

“Affiliate”: Any of the following (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Member; or (ii) the spouse, descendants, parents or siblings of any Member or Affiliate of a Member, or a trust for the benefit of any such Person or the spouse, descendants, parents or siblings of any such Person.

“Annual Tax Distributions”: As defined in Section 7.3.

“Assignee”: The transferee of a Membership Interest who has not been admitted as a Member but is permitted to hold the Membership Interest pursuant to Section 16 of this Agreement.

“Bankruptcy”: With respect to any Member or the Company, if such Member or the Company: (i) files an application for, or consents to, the appointment of a trustee of any of its assets; (ii) files a voluntary petition in bankruptcy or seeks relief under Title 11 of the United States Code, as now constituted or later amended, or files a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (iii) makes a general assignment for the benefit of creditors; (iv) files an answer admitting the material allegations of, or consents to, or defaults in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as later amended; or (v) has entered against it an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or for relief in respect of such Person or appointing a trustee of its assets, and such order, judgment or decree continues unstayed and in effect for any period of 60 consecutive days.

“Business”: As defined in Section 2.6.

“Business Plan”: As defined in Section 9.6.

“Call Closing”: As defined in Section 18.1.

“Call Closing Date”: As defined in 18.1.

“Call Equity Value”: The sum of (i) the product of four (4) multiplied by EBITDA of the Company for the consecutive twelve (12) month Fiscal Period ending on the Valuation Date, plus (ii) cash and cash equivalents (excluding noncash working capital) held by the Company as of the Call Closing Date less (iii) Liabilities of the Company as of the Call Closing Date.

“Call Notice”: As defined in Section 18.1.

“Call Period”: As defined in Section 18.1.

“Call Right”: As defined in Section 18.1.

“Capital Account”: With respect to any Member, the capital account maintained for such Member in accordance with provisions of Section 5.

“Capital Contribution”: The total amount of cash and the agreed upon gross fair market value of property contributed to the Company by a Member, minus the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, all as determined pursuant to the terms of this Agreement, without reduction for any Cash Distributions.

“Capital Lease Obligations”: As to any Person, the obligations of such Person to pay rent or any other amount under lease, but only if such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person maintained in accordance with GAAP or with respect to which the amount of the asset and liability thereunder as so capitalized is required to be disclosed in a note to such balance sheet as so capitalized.

“Cash Distributions”: Distributable Cash actually disbursed or distributed to a Member (including Annual Tax Distributions).

“Cause”: (i) The commission of any act or omission by the Manager that involves fraud, embezzlement or commission of a felony or other crime of similar import; (ii) the commission of any act or omission by the Manager that constitutes financial dishonesty against the Company, the RTI Member, any of their Affiliates, or any other Member; (iii) the Manager’s material dereliction of duty to the Company, any of its Affiliates, or any Member; (iv) the Manager’s refusal or failure to follow the written directives of the Members consistent with the terms of this Agreement if not cured within fifteen (15) days of notice of failure; (v) a breach by the Company under any of the RTI Documents which entitles RTI to terminate such document; (vi) the breach of this Agreement by the Manager which is not cured within fifteen (15) days after notice from RTI; (vii) an Employment Termination Event; (viii) the Bankruptcy of the Manager; or (ix) the default by the Company on any Working Capital Debt, Fixed Asset Debt or Indebtedness of the Company if the holder of any such Indebtedness has declared the Company to be in default.

“Code”: The Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor law.

“Company”: RT Southwest Franchise, LLC, a Delaware limited liability company.

“Company Sale”: As defined in Section 19.4.1.

“Development Agreement”: The Ruby Tuesday, Inc. Development Agreement between RTI and the Company, with respect to the future development of Restaurants by the Company in the “Territory” as defined and described in the Development Agreement.

“Disability”: Any physical, emotional or mental injury, illness or incapacity which would prevent a person from performing the obligations set forth in this Agreement for at least ninety (90) consecutive days from which condition recovery within ninety (90) days from the date of determination of disability is unlikely. Disability shall be determined by a licensed practicing physician selected by the RTI Member, upon examination of the person; or if the person refuses to submit to an examination, then such person automatically shall be deemed disabled as of the date of such refusal for the purposes of this section. The costs of any examination required by this section shall be paid by the RTI Member.

“Dispose”: To make a Disposition.

“Disposition”: A transfer, gift, bequest, assignment, sale, pledge or other disposition, whether voluntary or by operation of law.

“Distributable Cash”: All funds, securities and similar cash or like assets of the Company from whatever source which are available for distribution to the Members, including but not limited to the amounts by which the Company’s cash receipts exceed the Company’s cash disbursements, after being reduced for allowances for reserves for contingencies, working capital and anticipated obligations.

“EBITDA”: On a Company-wide basis, the net income of the Restaurants determined for any period, plus depreciation, amortization, interest, taxes, and non-cash charges for the period for which such net income is determined, all determined in accordance with GAAP.

“Employment Agreement”: As defined in Section 8.8.1.

“Employment Termination Event”: The termination of Executive for “Cause” (as defined in the Employment Agreement), the closing of either the Call Right or the Put Option, or Executive terminates his or her employment for reasons other than death or Disability as provided in Section 5 of the Employment Agreement.

“Fiscal Period”: The shortest regular fiscal period for which RTI requires financial reporting from the Company, which is currently a quarterly 5-4-4 week period.

“Fiscal Year”: The taxable year of the Company for federal income tax purposes, which shall be the calendar year.

“Fixed Asset Debt”: Any and all sums due and owing by the Company to lenders or landlords at any time, whether arising out of, or in connection with, the Acquisition or otherwise, which relates to or is secured by fixed assets of the Company, including without limitation, all obligations of the Company, as lessee, to lessors, to pay rent and other amounts due under leases of Restaurants. Amounts, if any, owed to CNL Financial Services, Inc., or its successor, under its Promissory Note and related documentation, if any, shall be Fixed Asset Debt hereunder.

“GAAP”: Generally accepted accounting principles as in effect in the United States of America, consistently applied.

“General Manager”: As defined in Section 16.3.1.

“Indebtedness”: As to any Person, (i) all obligations (including for the payment of interest, commissions and expenses) of such Person with respect to the repayment of borrowed money and for the deferred purchase price of property, and obligations evidenced by bonds, debentures, notes or other similar instruments including, without limitation, any Fixed Asset Debt and Working Capital Debt, and (ii) all Capital Lease Obligations.

“Indemnitee”: As defined in Section 15.2.

“Laws”: All applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, orders, writs, injunctions and other requirements having the force of law of all governmental authorities (federal, state, local, foreign or otherwise).

“Leased Restaurant”: Any Restaurant in which the Company holds a leasehold interest in the real property upon which such Restaurant is located.

“Liabilities”: As to the Company, the aggregate of Indebtedness plus all other liabilities which are of a nature required by GAAP to be set forth on the balance sheet of the Company, including, without limitation, accounts payable, accrued liabilities and deferred taxes. Notwithstanding the foregoing, “Liabilities” shall exclude Indebtedness which is either (i) secured by a mortgage or similar instrument on real property and improvements of the Company, or (ii) a Capital Lease Obligation relating to real property and improvements occupied by the Company, if the fair market value of the real property and improvements equals or exceeds the amount of Indebtedness so secured or so subject to a Capital Lease Obligation. In the event of a dispute with respect to fair market value, the parties to such dispute shall obtain an independent appraisal thereof.

“Lien”: Any security interest, mortgage, pledge, lien, claim, charge, encumbrance, conditional sale or title retention agreement, lessor’s interest under a lease or analogous instrument, affecting a Person’s property or estate.

“Manager”: The Person designated as manager of the Company in accordance with the provisions of Section 8 and its successor(s) as manager determined as provided in Section 8.

“Manager Representative”: Any member, manager, officer, employee or agent of the Manager.

“Member”: Executive and RTI and any other Person who becomes a member in the Company in accordance with the terms of this Agreement.

“Membership Interest”: The entire interest of a Member as a member of the Company, including the Member’s (i) Capital Account, (i) interest in the Company’s Profits and Losses, (ii) interest in the Company’s Taxable Income and Tax Loss; (iv) interest in Distributable Cash; and (v) right to participate as a Member, all to the extent provided in this Agreement and under the Act.

“New Restaurant”: Any Restaurant acquired or opened by the Company within 12 months prior to the Valuation Date.

“Owned Restaurant”: Any Restaurant in which the Company holds fee title to the real property upon which such Restaurant is located.

“Percentage Interest”: With respect to any Member, such member’s Membership Interest expressed as a percentage of all Membership Interests in the Company as such interest may be changed as the result of the exercise of the RTI Option or the admission of any additional Members pursuant to Section 3.2. The initial Percentage Interests of the Members shall be as follows:

Executive	—	99%
RTI	—	1%

At the time of the exercise of the RTI Member Option, the Percentage Interests of the Members shall be as follows:

Executive	—	50%
RTI Member	—	50%

The Percentage Interests of the Members may be amended at such other times as the Members agree in writing or upon the admission of an additional Member pursuant to Section 3.2.

“Person”: Any individual, corporation, partnership (general or limited), association, trust, joint stock company, limited liability company, unincorporated organization or other entity.

“Profits” and “Losses”: For each Fiscal Year or other period, an amount equal to the Company’s Taxable Income or Tax Loss for such year or other period, with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such Taxable Income or Tax Loss.

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations and not otherwise taken into account in computing Profits or Losses shall be subtracted from such Taxable Income or Tax Loss.

(iii) The Manager shall make any further adjustments required under applicable Treasury Regulations (including adjustments required as a result of an election to adjust “book values within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(f)), provided that the Manager shall have obtained the prior written consent of RTI in each instance.

“Purchase Agreement”: As defined in Section 2.6.1.

“Put Closing”: As defined in Section 19.1.

“Put Closing Date”: As defined in Section 19.1.

“Put Equity Value”: the sum of (i) the product of four (4) multiplied by the average of EBITDA of the Company for each of three consecutive twelve (12) month Fiscal Periods, the last of which ends on the Valuation Date, plus (ii) the cash and cash equivalents (excluding non-cash working capital) held by the Company as of the Put Closing Date less (iii) Liabilities of the Company as of the Put Closing Date. In the event three (3) consecutive twelve (12) month periods shall not have elapsed by the Valuation Date, EBITDA shall be annualized for the period commencing on the date hereof and ending on the Valuation Date.

“Put Notice”: As defined in Section 19.1.

“Put Option”: As defined in Section 19.1.

“Put Period”: As defined in Section 19.1.

“Restaurants”: All Ruby Tuesday restaurants owned and operated by the Company, including the Acquired Restaurants and any additional Ruby Tuesday restaurants acquired, developed or opened by the Company during the term of the Agreement.

“Restricted Payments”: Any payment of any kind to anyone with a direct or indirect equity interest in the Company (whether as a partner, shareholder, manager, member, or otherwise), or to any of their respective Affiliates, whether characterized as distributions or dividends to partners, shareholders or members, and whether made to them in their capacities as partners, shareholders, members or otherwise, as repayments of loans, or as salary, bonus or other compensation; except for (i) such compensation to Executive under his Employment Agreement, or (ii) any obligations owing to the RTI Member or RTI (or its successors or assigns) under or with respect to the Working Capital Debt, the RTI Documents or other liability or obligation of the Company to the RTI Member to which the Executive has consented.

“RTI”: Ruby Tuesday, Inc., a Georgia corporation, and its successors and assigns.

“RTI Common Stock”: Shares of the common capital stock $.01 par value, of RTI.

“RTI Documents”: The Ruby Tuesday, Inc. Operating Agreement with respect to the Company, the Development Agreement, the Service Agreement and the other agreements and documents referenced in or attached to such agreements.

“RTI Member Option”: The option exercisable by the RTI Member to increase its Percentage Interest to 50% hereunder as provided in Section 17.1 hereof.

“RTI Member Option Closing”: As defined in Section 17.1.

“RTI Member Option Closing Date”: As defined in Section 17.1.

“RTI Member Option Notice”: As defined in Section 17.1.

“RTI Member Option Period”: As defined in Section 17.1.

“RTI Stock Price” means the average closing price per share of RTI Common Stock as reported in The Wall Street Journal for each of the twenty (20) consecutive trading days ending prior to the Call Closing Date or Put Closing Date, as applicable.

“Service Agreement”: The Ruby Tuesday, Inc. Support Services Agreement between RTI and the Company with respect to the administrative support services to be provided by RTI to the Company as provided therein.

“Taxable Income” or “Tax Loss”: For each Fiscal Year or other period, the positive or negative amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a), except that all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss.

“Transferee”: As defined in Section 17.2.

“Treasury Regulations”: The Treasury Regulations promulgated pursuant to the Code.

“Valuation Date”: With respect to a Call Right, the end of the Fiscal Period immediately preceding the date of the Call Notice and, with respect to a Put Option, the end of the Fiscal Period immediately preceding the date of the Put Notice.

“Working Capital Debt”: Any and all sums due and owing by the Company to lenders at any time and however arising which relates to or is secured by the working capital assets of the Company. Amounts owed , if any, under the Line of Credit Agreement between the Company and SunTrust Bank of Atlanta in the principal amount of up to $3.5 million, if any, shall be Working Capital Debt hereunder.

2. FORMATION OF THE COMPANY.

2.1. Formation. The Company was formed upon the filing of a Certificate of Formation of the Company with the office of the Secretary of State of Delaware. The Company constitutes a limited liability company formed pursuant to the Act and shall be governed by and operated in accordance with the provisions of this Agreement.

2.2. Name. The name of the Company is RT Southwest Franchise, LLC.

2.3. Registered Office and Agent. The initial registered office of the Company in Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The Company’s registered agent at that address is Corporation Service Company.

2.4. Principal Place of Business. The Company’s principal place of business shall be at 9848 E. Cinnabar Avenue, Scottsdale, Arizona 85258, or such other location as the Manager shall determine with the consent of all Members.

2.5. Term. The term of the Company commenced on the filing of the Certificate of Formation with the Office of the Secretary of State or Delaware and shall continue until December 31, 2047, unless terminated earlier pursuant to the terms of this Agreement.

2.6. Purpose of the Company. The purposes of the Company (collectively referred to as the “Business”) are as follows:

2.6.1. To enter into an agreement (the “Purchase Agreement”) with RTI, as seller, for the purchase of the Acquired Restaurants and related assets currently owned by RTI.

2.6.2. To operate each of the Acquired Restaurants pursuant to the RTI Documents.

2.6.3. To develop from time to time sixteen(16) additional Restaurants pursuant to rights granted to the Company in the Development Agreement, which development may involve the purchase, ownership, lease, maintenance, improvement, management, sale or other disposition of real property, with improvements situated on such real property and the financing of such real property interests and improvements.

2.6.4. Subject to any limitations contained in this Agreement, to do any and all other acts and things which may be necessary, incidental or convenient to carry on the foregoing purposes of the Company.

2.7. Qualifying to do Business in Other States. The Manager shall cause to be filed the required applications to do business in those states where the nature of the Company’s business requires that it be qualified to do business in that state as a foreign limited liability company, including all states where the Acquired Restaurants are located and all states where any other Restaurants are to be located.

3. MEMBERS.

3.1. Members; Percentage Interest. Executive and the RTI Member are the initial Members of the Company and are hereby admitted as Members of the Company as of the date of this Agreement.

3.2. Additional Members. No additional Persons shall be admitted as Members of the Company except as follows:

3.2.1. The admission of any Person other than the RTI Member or Executive as a Member, with the consent of all Members, in which event such Person shall have a Percentage Interest as shall be agreed upon by all Members, and the Percentage Interest of the other Members shall then be modified proportionately, based upon their then Percentage Interest; and

3.2.2. The admission of a Person as a Member resulting from a Disposition pursuant to Section 16 or 19, in which event the Transferee shall have the Percentage Interest disposed of by the transferor. Executive may transfer certain of his or her Membership Interests to General Managers of the Company, as provided in Section 16.3 of this Agreement.

3.3. Withdrawal of Members. No Member shall have the right or power to withdraw from the Company as a Member, except for a transferor Member whose Assignee is admitted as a Member pursuant to Section 16.5 or except as otherwise provided by this Agreement.

4. CAPITAL CONTRIBUTIONS.

4.1. Initial Capital Contribution. Contemporaneous with the execution of the Agreement: (i) Executive shall make an initial Capital Contribution equal to $100,000 in cash in exchange for 99% of the Membership Interests; and (ii) the RTI Member shall make an initial capital contribution of $1,000, which represents a portion of expenses and fees paid by the RTI Member in connection with the organization and financing of the Company and which shall be deemed a capital contribution hereunder, in exchange for 1% of the Membership Interests.

4.2. Capital Contribution Upon Exercise of Option. Upon exercise of the RTI Member Option, the RTI Member shall make a capital contribution of $500,000 to the Company, payable, at RTI’s option, either in cash or cancellation of Indebtedness of the Company to the RTI Member. Such capital contribution shall be credited solely to the Capital Account of the RTI Member.

4.3. Additional Capital Contributions. Except for Capital Contributions described in 4.1 and 4.2 above, no further Capital Contributions to the Company shall be made by any Person without the consent of all Members.

4.4. No Interest on Capital Contributions. No Member shall be entitled to receive interest on any Capital Contribution.

4.5. Limitation on Withdrawals. No Member shall have the right to demand the withdrawal of any portion of its Capital Account at any time, except as specifically set forth in this Agreement.

5. CAPITAL ACCOUNTS.

5.1. General Rules. Each Member shall have a Capital Account which shall be maintained in accordance with the following provisions:

5.1.1. Each Capital Account respecting a Membership Interest shall be credited with the amount of the Member’s initial Capital Contribution contributed in accordance with this Agreement.

5.1.2. Each Capital Account respecting a Membership Interest shall be increased by (i) the amount of any additional cash contributed by such Member to the Company; (ii) the fair market value (as agreed to by all Members) of any property contributed by such Member to the Company; (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member as determined under Code Section 752; and (iv) the amount of any Profits or items thereof allocated to such Member pursuant to this Agreement.

5.1.3. Each Capital Account respecting a Membership Interest shall be reduced by (i) the amount of any cash distributed to such Member from the Company, except cash paid to Executive under the Employment Agreement or cash paid to the RTI Member with respect to amounts owed or owing to the RTI Member; (ii) the fair market value (as agreed to by all Members) of any property distributed by the Company to such Member; (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company as determined under Code Section 752; and (iv) the amount of any Losses or items thereof allocated to such Member pursuant to this Agreement.

5.2. Further Adjustments to Capital Accounts. The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §1.704-1(b)(2)(iv), and (to the extent possible) shall be interpreted and applied in a manner consistent with such Treasury Regulation. If the Manager determines that it is necessary or appropriate to modify the manner in which Capital Accounts are computed in order to (i) comply with applicable Treasury Regulations, (ii) select any options available under the Treasury Regulations not otherwise specified in this Agreement (including an election under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to adjust the “book values” of the Company’s assets and Capital Accounts), or (iii) make adjustments that the Manager deems equitable or practicable and consistent with the Members’ economic interests in the Company, then the Manager may make such modification or adjustment or select such option, provided that such action is first approved by RTI, which approval shall not be unreasonably withheld.

5.3. Effect of Transfer of Membership Interest. In the event that all or a portion of any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

6. ALLOCATIONS OF PROFITS AND LOSSES; TAX ALLOCATIONS.

6.1. General Rules for Allocating Profits and Losses. Except as provided in Section 6.2, Profits and Losses (and each item thereof) shall be allocated among the Members in accordance with the Members’ respective Percentage Interests.

6.2. Special Rules Required by Regulations. Notwithstanding the provisions of Section 6.1, the Company’s allocations of Profits and Losses (or items thereof) shall reflect those adjustments or modifications which the Manager reasonably deems necessary or appropriate to cause the allocations to have “substantial economic effect” as defined in applicable Treasury Regulations. Any such adjustments or modifications must be approved by the RTI Member (which approval shall not be unreasonably withheld).

6.3. Tax Allocation.

6.3.1. For income tax purposes, except as otherwise provided by Laws, all items of income, gain, loss, deduction and credit of the Company for any Fiscal Year shall be allocated among the Members in the same manner that Profits and Losses (and items thereof) are allocated for that year. Any elections or decisions related to tax allocations (to the extent not otherwise provided for in this Section 6) shall be made by the Manager with the consent of all Members in any manner that reasonably reflects the purpose and intention of this Agreement, consistent with applicable Treasury Regulations.

6.3.2. In accordance with Code Section 704(c) and the Treasury Regulations promulgated under the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members, solely for tax purposes, so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value upon contribution.

6.4. Effect on Allocations of New Members or Assignees. In the event that new Members are admitted to the Company or Persons become Assignees on other than the first day of any Fiscal Year, Profits and Losses for such Fiscal Year shall be allocated among the Members and Assignees in accordance with Code Section 706, using any convention permitted by Law and selected by the Manager with the consent of all Members.

6.5. No Effect on Distributable Cash. The provisions of this Section 6 shall have no relevance whatsoever for purposes of determining each Member’s share of the Company’s Distributable Cash or liquidation proceeds, which shall be determined exclusively in accordance with the provision of Sections 7 and 21, respectively.

7.0. CASH DISTRIBUTIONS.

7.1. Distribution Priorities. Except as otherwise provided in Sections 7.2, 7.3 and 21.5, all Cash Distributions shall be made to the Members pro rata, based upon their respective Percentage Interests.

7.2. Source of Cash Distributions; Consent Requirement. The Company shall distribute an amount equal to the Annual Tax Distribution as determined under Section 7.3, to the extent Distributable Cash is available in any Fiscal Year for such distribution or within 60 days after the end of such Fiscal Year. Distributions for estimated tax payments actually owed by each Member with respect to Member income may be made for such years that Annual Tax Distributions are projected to be owed. The rate to be determined with respect to each Member shall consider such Member’s actual taxable income inclusive of all other income. Such distributions can be made at any time in the reasonable discretion of the Manager, subject to the prior consent of the RTI Member. To the extent any Cash Distribution constitutes a portion of the Annual Tax Distribution for the prior Fiscal Year, it shall be disregarded for purposes of the Annual Tax Distribution in the current Fiscal Year. With respect to all Cash Distributions in excess of the Annual Tax Distribution with respect to any Fiscal Year, such Cash Distributions shall be distributed to the Members only out of Distributable Cash, in the reasonable discretion of the Manager, but subject in each instance to the prior consent of the RTI Member.

7.3. Annual Tax Distributions. For purposes of Section 7.2, the Annual Tax Distributions payable with respect to any Fiscal Year shall equal the amount which if a positive number is the lesser of the following calculations: (i) the product of the actual net federal and state income taxes by each member incurred on the Taxable Income of the Company in such Fiscal Year, and (ii) the actual net federal and state income taxes by each Member incurred on the cumulative positive or negative Taxable Income of the Company for all previous Fiscal Years of the Company and such Fiscal Year, it being the intent of this section that no Annual Tax Distribution shall be made with respect to Taxable Income which is, on a net basis, offset by negative Taxable Income in prior Fiscal Years.

8. MANAGEMENT OF THE COMPANY.

8.1. Number of Managers. The Company shall have one (1) Manager who shall have the title of President and Chief Executive Officer of the Company.

8.2. Initial Manager. Executive is hereby designated as the initial Manager.

8.3. No Resignation of Manager. For as long as this Agreement remains in effect, the Manager shall not resign from the office of Manager of the Company.

8.4. Removal of Manager; Vacancy. The RTI Member shall have the right to remove the Manager effective immediately for Cause; provided, however, that the RTI Member will not exercise its right to remove the Manager for Cause during the first twelve (12) consecutive months from the date of this Agreement if the sole reason for the Manager’s removal for Cause would be the breach of the Development Agreement. Upon removal, the RTI Member shall be entitled to exercise its Call Right as provided in Section 18 of this Agreement.

8.4.1. If there is a vacancy in the office of Manager for any reason, including due to a Manager’s removal by the RTI Member pursuant to this Section 8.4, then a successor Manager or Managers (which may be an Affiliate of the RTI Member) shall be selected by the RTI Member in its sole discretion.

8.5. Powers of Manager. Except for situations in which the approval, consent or any other action of the Members is expressly required or permitted by this Agreement or by the Act, including without limitation those matters set forth in Section 10.2 requiring the consent of the RTI Member, the Manager shall have complete authority and responsibility for the management and control of the Business of the Company, including all day-to-day operations of the Business of the Company.

8.6. Obligations of Manager. The Manager shall use good faith efforts to: (i) continue the Company’s existence as a limited liability company under the Laws of Delaware and of every other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business; (ii) carry out the Business in accordance with the provisions of this Agreement, the Business Plan and applicable Laws; and (iii) exercise all powers and authority consistent with the Business of the Company and the terms of this Agreement.

8.7. Meetings with Members. The Manager shall meet with the RTI Member and such other Members who desire to attend, on a regular basis (not less frequently than monthly) by telephone if agreeable to all involved, to keep the RTI Member and the other Members informed of the Company’s affairs.

8.8. Employment Agreement.

8.8.1. Concurrently with the execution of this Agreement, the Company is entering into an employment agreement with Executive (“Employment Agreement”) in the form attached as Schedule 8.8.1, who will serve as President and Chief Executive Officer of the Company. In no event will the aggregate compensation and benefits of Executive exceed amounts provided in the Employment Agreement.

8.8.2. Executive will be an employee of the Company carrying out the Company’s Business and affairs, and the Company agrees that the Members and the RTI Member are third-party beneficiaries of the Employment Agreement. If the Company shall fail to take any actions on behalf of, or exercise any rights or remedies available to, the Company in connection with the amendment, renewal or termination of the Employment Agreement after written notice to do so from the RTI Member, then the RTI Member may do so in the place and stead of the Company on its behalf, and any actions so taken by the RTI Member in such connection shall constitute the action of the Company and be binding upon the Company and Executive.

8.9. Officers. The Manager, with the consent of the RTI Member, may designate one or more individuals to be officers of the Company, and any officers so designated shall have such title, authorities and duties as the Manager may delegate to them, but in no event to exceed the authority granted to the Manager pursuant to this Agreement. Any officer may be removed as such (i) at any time by the Manager, provided that the president and chief executive officer may only be removed with the consent of the RTI Member, or (ii) by the RTI Member acting alone if the RTI Member removes the Manager pursuant to Section 8.2. Officers may be Affiliates of a Member or the RTI Member. The initial officers of the Company shall be:

James F. Deyo, III	—	President and Chief Executive Officer
None	—	Vice President
None	—	Vice President, Operations
None	—	Controller

8.10. Accountants. The Company shall engage a firm of independent certified public accountants, acceptable in all respects to the RTI Member to audit the affairs of the Company. The Company shall not terminate the services of the accounting firm or select a new accounting firm without the RTI Member’s prior written consent, in each instance.

8.11. Members Not Involved in Management. Except for situations in which the approval, consent or any other action of Executive, the RTI Member or the Members generally is expressly required or permitted by this Agreement or by the Act, the Members shall take no part in the management of, shall not contribute any services to, and shall have no authority to act on behalf of, or to bind, the Company.

8.12. Compensation. No compensation shall be paid to the Manager in its capacity as a Manager except pursuant to the Employment Agreement, without the prior written consent of the RTI Member.

9. FINANCIAL AND TAX REPORTING; INSPECTION RIGHTS.

9.1. In General. The Manager covenants and agrees to furnish to each of the Members the reports, information, tax returns, other documents and inspection rights set forth in this Section 9.

9.2. Fiscal Period Financial Reports. As soon as available after the end of each Fiscal Period ending before the end of a Fiscal Year, the Manager shall furnish to each Member copies of the Company’s balance sheet as of the end of each such Fiscal Period, and of the related statements of income and cash flows for each such Fiscal Period and for the portion of the Fiscal Year ended with the last day of each such Fiscal Period, all if, as and when prepared.

9.3. Annual Financial Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Year of the Company, the Manager shall furnish to each Member certified copies of the Company’s balance sheet as of the end of such Fiscal Year, and of the related statements of operations, statements of income and cash flows for such Fiscal Year, together with the notes thereto, all in reasonable detail and stating in comparative form the respective figures as of the end of and for the previous Fiscal Year and for such Fiscal Year. Such certified financial statements shall be accompanied by an auditor’s opinion on the statement of operations, balance sheet and statements of income and cash flow along with the appropriate footnote disclosures. Such financial statements shall be prepared in accordance with GAAP and in accordance with generally accepted auditing standards.

9.4. Internal Reports. If, as and when generally disseminated to any other Member, the Manager or executive employees of the Company, the Manager shall furnish to each Member copies of all financial reports, data or the analysis of such data with respect to sales, expenses, cash flow, projections, forecasts, budgets or any other aspect of the financial performance needs of the Company prepared by or on behalf of management of the Company for the uses and purposes of the Company.

9.5. Outside Reports. If, as and when generally disseminated to others, the Manager shall furnish to each Member copies of all financial reports, data or the analysis of such data with respect to sales, expenses, cash flow, projections, forecasts, budgets or any other aspect of the financial performance or needs of the Company prepared by or on behalf of the Company.

9.6. Business Plans. The Manager shall prepare and submit a proposed business plan to the RTI Member for its approval at least 90 days prior to the end of each Fiscal Year. Each such proposed business plan shall be subject to the approval of the RTI Member and when and if such proposed business plan is approved by the RTI Member or any other Member, it shall constitute and be referred to as a “Business Plan.” The Manager shall implement the Business Plan (once so approved) and shall be authorized, without the need for further approval by the RTI Member, to make the expenditures and incur the obligations provided for in the Business Plan. In the event of any material change in any item indicated in the Business Plan, the Manager shall promptly notify the RTI Member and, if requested by the RTI Member, shall prepare and submit to the RTI Member for approval, a revised proposed business plan reflecting such material change.

9.7. Other Information. With reasonable promptness after reasonably being requested by a Member, from time-to-time, the Manager shall furnish to each Member all such other information regarding the Company’s business condition and financial condition as the Members may from time to time reasonably request including, without limitation, tax information and information relating to Annual Tax Distributions.

9.8. Inspection Rights. At any time and from time to time, each Member shall have the right to visit and inspect any of the Restaurant sites and other properties of the Company, to examine the Company’s books of account and records (and to make copies and extracts therefrom at the Company’s expense), and to discuss the Company’s affairs, finances and accounts with the Company’s officers, employees and accountants.

10. RIGHTS AND OBLIGATIONS OF MEMBERS.

10.1. Limitation on Power to Manage. Except for the additional rights of the RTI Member set forth in Section 10.2 or unless authorized to do so pursuant to this Agreement, no Member, employee or agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any obligations.

10.2. Specific Actions Requiring RTI Member Consent. Except to the extent otherwise provided by the Business Plan then in effect for the current Fiscal Year, so long as the RTI Member (or any of its Affiliates) is a Member, then without the prior written consent of the RTI Member, which consent may be granted or withheld in the RTI Member’s sole discretion, the Members covenant and agree as follows:

10.2.1. No Disposition. The Company shall not sell, transfer, otherwise dispose of any of its assets including, without limitation, any of the Restaurants, except for (i) assets with a fair market value, in the aggregate of less than $10,000 in any single transaction or series of related transactions, (ii) sales of inventory in the ordinary course of business, and (iii) the replacement of equipment with new equipment.

10.2.2. No Acquisition. Except for (i) the Acquisition and (ii) the opening of additional Restaurants pursuant to the Development Agreement or the Business Plan, the Company shall not acquire any business on a going-concern basis, whether by the acquisition of assets or of interests (equity or otherwise) in any Person, or otherwise, or make or purchase any investment (including, without limitation, any Indebtedness, any guarantee or any ownership or similar interest in any Person) or make any loan or advance to any Person.

10.2.3. No Change. The Company shall not change its Business or engage in or conduct any business activities, other than the Business.

10.2.4. Deviate From Business Plan. The Company shall not deviate in any material respect from the Business Plan then in effect for the current Fiscal Year.

10.2.5. No Merger or Dissolution. The Company shall not enter into any transaction of merger or consolidation with any Person or dissolve, liquidate or terminate or commence bankruptcy or insolvency proceedings, or take any steps to effect any such merger, consolidation, dissolution, liquidation, termination, bankruptcy or insolvency.

10.2.6. Additional Capital Contributions. The Company shall not make a call for, or accept from any Member, any additional Capital Contributions.

10.2.7. Borrowings. The Company shall not incur any Indebtedness, or enter into any guarantee or other contingent obligation with respect to any other Person’s Indebtedness, or otherwise create any Lien on any of the Company assets, other than as expressly contemplated by, or pursuant to, the Working Capital Debt, the Fixed Asset Debt, the Business Plan or as otherwise provided in this Agreement.

10.2.8. Affiliates. The Company shall not enter into any agreement, arrangement or other transaction of any kind with any Member or any of its Affiliates, other than as provided in this Agreement.

10.2.9. Compensation. The Company shall not provide, or enter into any agreement or arrangement to provide, any compensation, benefits or other remuneration to any Member or to any member, manager, employee, agent or Affiliate of any Member, other than (i) to Executive under the Employment Agreement, and (ii) to any Affiliate of Executive for services actually rendered to the Company at rates not to exceed customary and usual rates paid for the same or similar services to unrelated third parties on an arm’s-length basis, but in no event to exceed $30,000 in the aggregate in any Fiscal Year.

10.2.10. Distributions. The Company shall not make any Restricted Payments to any Member or its Affiliates, other than (i) Cash Distributions which do not require Member consent under Section 7.2, (ii) payments permitted pursuant to Section 10.2.9, and (iii) distribution pursuant to Section 21.5.

10.2.11. Operating Agreement. This Agreement shall not be amended, modified, terminated or waived except as provided in Section 23.3.

10.2.12. Membership Interests. Except for the Membership Interests which may be granted to a successor Manager pursuant to this Agreement and the Membership Interests granted to the RTI Member under the RTI Member Option as, if and when it exercises the RTI Member Option, the Company shall not issue any additional Membership Interests or any warrants, options, rights or interests to acquire, or which can be converted into, Membership Interests.

10.2.13. Franchise and Development Agreements. The Company shall not amend, modify, terminate or waive the RTI Documents.

10.2.14. Employment Agreement. The Company shall not take any actions or exercise any rights or remedies with respect to the amendment, renewal or termination of the Employment Agreement. The Company shall not take any other actions or exercise any other rights or remedies available to it under or with respect to the Employment Agreement, other than actions, rights or remedies consistent with the terms of the Employment Agreement and so as not to adversely affect the Company’s interests with respect to the Employment Agreement or the amendment, renewal or termination of such Employment Agreement.

10.3. No Personal Liability. No Member shall be personally liable for any debts, liabilities or obligations of the Company, except as provided in Section 18-607 of the Act.

10.4. Right to List of Members. Upon the written request of any Member, the Manager shall provide a list showing the names, addresses and Percentage Interests of all Members.

10.5. No Priority on Return of Capital Contributions or Distributions. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to the return of any Capital Contributions or as to distributions, including Distributable Cash.

10.6. No Right to Participate in or Approve Actions. Except as otherwise provided in the Act or in this Agreement, the Members, in their capacities as Members, shall not have the right to participate in the affairs of the Company or to approve or vote on any action of the Company.

11. MEETINGS OF THE MEMBERS.

11.1. Call for Meetings. Meetings of the Members for any one or more purposes may be called by (i) the Manager; (ii) any Member having aggregate Percentage Interests of at least 20 percent; or (iii) the RTI Member. Such request shall state the purpose or purposes of the meeting. Meetings of the Members shall be held at the principal executive office of the Company, unless otherwise agreed by the RTI Member and the Executive.

11.2. Notice. Not less than 10 nor more than 60 days before any meeting of the Members, written notice stating the time and place of such meeting, and the purposes for which such meeting is called, shall be delivered or mailed to each Member, at the address of such Member as it appears upon the books of the Company or, if such Member has filed with the Company a written request that notices be mailed to some other address, than to the address designated in such request.

11.3. Quorum and Voting. Members owning a majority of the Percentage Interests shall constitute a quorum if present in person or by proxy. On all matters on which the Members have the right to vote as provided in this Agreement or applicable Law, the affirmative vote of Members owning Membership Interests constituting a majority of the Percentage Interests shall decide any such election or question brought before the meeting, unless the election or question is one upon which, under an express provision of Law or this Agreement, a different vote is required (including without limitation those items specified in Section 10.2), in which case such express provision shall govern and control the decision of such election or question.

11.4. Proxies. At any meeting of the Members, a Member may vote by proxy executed in writing by the Member or by the Member’s duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. Unless otherwise provided therein, a proxy shall not be valid more than three years after the date of its execution, unless the proxy provides for a longer period.

11.5. Waiver of Notice. Whenever written notice is required to be given to a Member, a written waiver of notice signed by the Member entitled to such notice (whether, in the case of notice of a meeting, the written waiver of notice is signed before or after the meeting) shall be in all respects tantamount to notice. Attendance of a Member at a meeting of the Members shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

11.6. Action by Written Consent or Telephone Conference. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the

Members entitled to vote on such action, owning no less in Percentage Interests than the aggregate amount required to approve the action. Such consent shall have the same force and effect as a vote at a meeting, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members. Subject to the requirements of the Act, Members may participate in and hold a meeting by means of a telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

12. TRANSACTION COSTS; WORKING CAPITAL DEBT; FIXED ASSET DEBT.

12.1. Payment or Reimbursement of Transaction Costs. Upon the Acquisition Closing, $1,000 of all costs incurred by the RTI Member in connection with the formation of the Company and the acquisition of the Acquired Restaurants shall be contributed to the capital of the Company by the RTI Member in exchange for its Membership Interest, as provided in Section 4.1 hereof.

12.2. Working Capital Debt. In order to fund working capital for the Company, the Company will incur the Working Capital Debt. It is also possible that the Company will borrow additional funds from the lender(s) of the Working Capital Debt or enter into leases with such lender at various times in order to fund the development of additional Restaurants or the acquisition of assets. The Company and the Executive acknowledge and agree that the obligations owing by the Company (and any guarantors or other Persons) to such lender (or its successors or assigns) at any time, whether now or in the future, with respect to any Working Capital Debt will be the absolute and unconditional obligations of the Company in all events and under all circumstances and will not be impaired or otherwise affected to any extent or subject to any defenses, counterclaims or rights of recoupment notwithstanding the relationship between the RTI Member (or any of its successors or assigns) and the Company or Executive, or any act or failure to act on the part of the RTI Member (or any of its successors or assigns), or any claim of the Company or Executive against the RTI Member or such lender (or any of their successors or assigns), whether arising under this Agreement or otherwise.

12.3. Fixed Asset Debt. In order to fund fixed asset requirements of the Company, the Company will incur the Fixed Asset Debt. It is also possible that the Company will borrow additional funds from the lender(s) of the Fixed Asset Debt or enter into leases with such lender at various times in order to fund the development of additional Restaurants or the acquisition of assets. The Company and the Executive acknowledge and agree that the obligations owing by the Company (and any guarantors or other Persons) to such lender (or its successors or assigns) at any time, whether now or in the future, with respect to any Fixed Asset Debt will be the absolute and unconditional obligations of the Company in all events and under all circumstances and will not be impaired or otherwise affected to any extent or subject to any defenses, counterclaims or rights of recoupment notwithstanding the relationship between RTI and the RTI Member (or any of its successors or assigns) and the Company or Executive, or any act or failure to act on the part of the RTI Member (or any of its successors or assigns), or any claim of the Company or Executive against the RTI Member or such lender (or any of their successors or assigns), whether arising under this Agreement or otherwise.

13. REPRESENTATIONS.

13.1. Organization and Authority of the Executive. The Executive represents and warrants as of the date of this Agreement and as of the Acquisition Closing, as follows:

13.1.1. He or she has the capacity and power to enter into this Agreement.

13.1.2. The execution and delivery of this Agreement and performance of this Agreement have been duly authorized by all necessary action on his or her part and do not violate or constitute a breach of any agreement, instrument, order or judgment to which he or she is a party or by which he or she is bound.

13.1.3. This Agreement has been duly executed and delivered and constitutes his or her valid and binding agreement enforceable against him or her in accordance with its terms, subject to the effect of applicable bankruptcy and insolvency Laws and general equitable principles.

13.1.4. There is no litigation pending or, to his or her knowledge, threatened, against him or her seeking to enjoin or challenge any of the transactions contemplated by this Agreement.

13.1.5. As of the date of this Agreement, all of the Membership Interests are owned beneficially and of record by all Members.

13.1.6. The Executive (i) is acquiring his or her Membership Interest solely for his or her own account, for investment, and is not being purchased with a view to resale or distribution, in whole or in part, (ii) has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of his or her Membership Interest in the Company, and (iii) has no plans to enter into any such contract undertaking, understanding, agreement or arrangement. Executive represents that he or she has knowledge and experience in business and financial matters, is able to evaluate the risks and benefits of investment in the Membership Interest, has received all information concerning the Company and the RTI Member as he or she deems relevant and has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in acquiring the Membership Interest and otherwise performing his or her obligations under this Agreement and the transactions contemplated hereby.

13.2. Organization and Authority of RTI Member. The RTI Member represents and warrants as of the date of this Agreement and as of the Acquisition Closing, as follows:

13.2.1. It is duly organized, validly existing and in good standing under the Laws of the State of Georgia.

13.2.2. The execution and delivery of this Agreement and performance under this Agreement have been duly authorized by all necessary action on its part, do not violate the terms of its certificate of incorporation or bylaws and do not violate or constitute a breach of any material agreement, instrument, order or judgment to which it is a party or by which it is bound.

13.2.3. This Agreement has been duly executed and delivered on its behalf by a duly authorized signatory and constitutes its valid and binding agreement enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy and insolvency laws and general equitable principles.

13.2.4. There is no litigation pending or, to its knowledge, threatened against it seeking to enjoin or challenge any of the transactions contemplated by this Agreement.

14. RIGHT TO ENGAGE IN COMPETITIVE ACTIVITIES.

14.1. RTI Member Activities. Each Member understands that the RTI Member, or its Affiliates (except Executive who shall have no right to actively engage in any other business activities as provided in his Employment Agreement), may be interested, directly or indirectly, in various other businesses and undertakings not included in the Business of the Company but which may be directly competitive with the Business of the Company. Each Member also understands that the conduct of the Business of the Company may involve business dealings with such other businesses or undertakings. The Executive hereby agrees that the creation of the Company and the assumption by each of the Members of their duties under this Agreement shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation from them, and Executive waives any rights it might otherwise have to share or participate in such other interests or activities of the RTI Member or its Affiliates.

14.2. Executive Activities. In order to protect the goodwill and unique qualities of the Company, during the term hereof and for a two-year period following termination of this Agreement, the Executive agrees and covenants as follows:

(a) The Executive specifically acknowledges that, pursuant to this Agreement, he or she will receive valuable training, trade secrets and confidential information, including, without limitation, information regarding the operational, sales, promotional and marketing methods and techniques of the Company which are beyond the present skills and experience of the Executive and the managers and employees. The Executive acknowledges that such specialized training, trade secrets and confidential information provide a competitive advantage and will be valuable to him or her in the development and operation of the Restaurants. In consideration for such specialized training, trade secrets, confidential information and rights, during the term of this Agreement, except as otherwise approved in writing by the Company, the Executive, either directly or indirectly, for himself or herself or through, on behalf of or in conjunction with any person(s), partnership or corporation, and any Affiliate of the Executive, shall not:

(1) Divert, or attempt to divert, any business or customer of the Restaurants or the Company to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks (as defined in the Ruby Tuesday, Inc., Operating Agreement executed by and between RTI and the Executive (the “RTI Operating Agreement”) and the System (as defined in the RTI Operating Agreement).

(2) Own, maintain, operate, engage in, or have any financial or beneficial interest in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), advise, assist or make loans to, any business that is of a character and concept similar to the Restaurants or the Company, including a casual dining restaurant business which offers as a primary menu item or mix of menu items, soups, sandwiches, chicken, ethnic cuisine, health or fitness oriented dishes and a full bar, and which business is located within the United States, its territories or commonwealths, or any other country, province, state or geographic area in which the Company has used, sought registration of or registered the same or similar Proprietary Marks or operates or licenses others to operate a business under the same or similar Proprietary Marks.

(b) For a continuous uninterrupted period commencing upon the expiration, termination of (regardless of the cause for termination), or transfer of all of the Executive’s interest in this Agreement, or the RTI Operating Agreement, and continuing for two years thereafter, except as otherwise approved in writing by the Company, the Executive, directly or indirectly, for himself or herself, on behalf of or in conjunction with any Person, Persons, partnership, or corporation, and any Affiliate of the Executive shall not:

(1) Divert, or attempt to divert, any business or customer of the Restaurants or the Company hereunder to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks and the System.

(2) Employ, or seek to employ, any person who is at that time, or has been within the preceding six (6) months, employed by the Company or by any other operator or developer of the Company, or otherwise directly or indirectly induce such person to leave that person’s employment, except as may be permitted under any existing development agreement or operating agreement between the Company and the Executive.

(3) Own, maintain, operate, engage in, or have any financial or beneficial interest in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), advise, assist or make loans to, any business that is of a character and concept similar to the Restaurants, including a casual dining restaurant business which offers as a primary menu item or mix of menu items, soups, sandwiches, chicken, ethnic cuisine, health or fitness oriented dishes and a full bar, which business is, or is intended to be located within a ten-mile radius of any Ruby Tuesday restaurant or other food service facility in existence or under construction (or where land has been purchased or a lease has been executed for the construction of a Ruby Tuesday restaurant or other food service facility) as of the expiration or termination of, or the transfer of all of the Executive’s interest in, this Agreement.

15. LIABILITY AND INDEMNIFICATION.

15.1. No Liability. No Member or Manager shall be personally liable to the Company or other Members in acting on behalf of the Company or in such Person’s capacity as a Member or Manager, except as otherwise required by applicable Law, provided that such Person’s actions or omissions did not constitute fraud, bad faith, negligence, gross negligence, willful misconduct, or breach of this Agreement.

15.2. Right to Indemnification. To the fullest extent permitted by Law, each Member and Manager and all of their respective shareholders, members, partners, directors, managers, officers, agents and employees (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as a Member or Manager or a shareholder, member, partner, officer, director, manager, agent or employee of such Member or Manager at the time any such liability or expense is paid or incurred if (a) the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute negligence, gross negligence, willful misconduct or a breach of this Agreement.

15.3. Advance Payment. To the fullest extent permitted by Law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 15 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon the receipt by the Company of (a) a written affirmation of such Indemnitee’s good faith belief that such Indemnitee has met the standard of conduct necessary for indemnification under this Section 15, and (b) an undertaking by or on behalf of the Indemnitee (together with appropriate security therefor) to repay such amount unless it shall be determined that such Person is entitled to be indemnified as authorized in this Section 15.

15.4. No Additional Liability for Members. Any indemnification under this Section 15 shall be satisfied solely out of the Company’s assets. In no event may an Indemnitee subject any Member (or any of its Affiliates) to personal liability by reason of these indemnification provisions, nor shall the indemnification under this Section 15 result in any liability of a Member (or any of its Affiliates) to third parties.

15.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Section 15, no Person shall be entitled to indemnification under this Section 15 if any such indemnification shall be determined to be contrary to applicable Law or if a court of competent jurisdiction determined that such Person is not entitled to indemnification because such Person did not act in good faith or did not act in a manner that such Person reasonably believed was in or not opposed to the best interests of the Company.

16. RESTRICTIONS AGAINST DISPOSITION.

16.1. General Restriction. No Member shall make any Disposition unless the Disposition is made in accordance with the provisions of this Section 16. Any Disposition contrary to the provisions of this Section 16 shall be void. The Members agree that any proposed Disposition or offer of Disposition contrary to the provisions of this Section 16 would result in irreparable harm to the Company and the other Members, and that the Company and the other Members shall each accordingly be entitled, as a matter of right, to injunctive relief in any court or other forum of competent jurisdiction for the purpose of restraining or rescinding such Disposition or offer of Disposition. This remedy shall be in addition to and not exclusive of any other remedy available to the Company or the other Members at Law or in equity or pursuant to any other provision of this Agreement.

16.1.1. The death, removal, dissolution, bankruptcy, insanity, incompetency, legal incapacity or any other involuntary withdrawal of any Member shall not dissolve or terminate the Company. In the event of such involuntary withdrawal, the legal representative of such Member shall be deemed to be the Assignee of such Member’s Membership Interest and may become a substitute Member upon the terms and conditions set forth in Section 16.5. Such representative shall be responsible for all the obligations to the Company of such Member.

16.2. Transfers by the RTI Member. Notwithstanding anything to the contrary contained in this Agreement, the RTI Member shall be entitled without the consent or approval of the Manager or any other Member to Dispose of all or any part of its Membership Interest, whether to any of its Affiliates or otherwise. Specifically, and without limitation to the foregoing, Manager and any other Member agrees that the RTI Member may sell its assets to a third party; may offer its securities privately or publicly; may merge, spin off, acquire other corporations or be acquired by another corporation; may undertake a refinancing, recapitalization, leveraged buyout or other economic or financial restructuring; and with regard to any or all of the above sales, assignments and dispositions, Manager and all Members expressly and specifically waive any claims, demands, or damages against the RTI Member arising from any such transaction. Nothing contained in this Agreement shall require the RTI Member to offer any services or products to the Company either prior or subsequent to any assignment of its rights in this Agreement.

16.3. Dispositions of Interests of Executive. During the term of the Agreement, the Executive shall not sell, assign, transfer, convey, give away, mortgage or otherwise encumber or dispose of all or any part of his or her Membership Interests, except as follows:

16.3.1. Executive may, upon the prior written consent of the RTI Member, which shall not be unreasonably withheld, transfer or convey not more than ten (10%) percent of his or her Membership Interests to any and all Persons employed as General Managers of the Company (the “General Manager”), for such consideration as the Executive shall deem appropriate. In such event, the General Manager(s) will enter into an agreement reasonably satisfactory to the Company and the RTI Member under which he or she agrees to be bound by the terms of this Agreement, including, without limitation, the obligation of such General Manager(s) to sell his or her Membership Interests upon a call of Executive’s Membership Interests as provided in Section 18 of this Agreement.

16.3.2. Executive shall be entitled to dispose of all of his or her Membership Interests upon his or her death in accordance with the Executive’s last will and testament or the laws of intestacy, provided that the beneficiaries or heirs agree to enter into an agreement reasonably satisfactory to the Company and the RTI Member under which such heirs or beneficiaries agree to be bound by the terms of this Agreement, including without limitation the obligation of such heirs or beneficiaries to sell his or her Membership Interests upon a call of Executive’s Membership Interest as provided in Section 18 of this Agreement.

16.4. Effect of Disposition on Assignee, Transferor and Company. The Assignee of a Membership Interest shall have no right to participate in the business and affairs of the Company or to become a substitute Member (other than the right to share in the Profits or Losses, Taxable Income or Tax Loss and Cash Distributions attributable to the Membership Interest transferred to such Assignee), unless and until the Assignee is admitted as a substitute Member pursuant to the provisions of Section 16.5. The Assignee of a Membership Interest shall be subject to all of the restrictions and liabilities of the transferor Member to the extent of the Membership Interest transferred to such Assignee; provided, however, that the transferor Member shall not be relieved of any of its obligations under this Agreement with respect to the Membership Interest so transferred, unless and until the Assignee is admitted as a Member pursuant to Section 16.5. In the absence of notice to the Manager and Members of the Disposition of any portion of a Membership Interest, whether by operation of Law or otherwise, any distribution or other payment to a transferor shall acquit the Company and the Manager and Members of liability, to the extent of such payment, to any other Person who may be interested in such payment.

16.5. Admission of Assignee as Substitute Member. If a Membership Interest is transferred to an Assignee as permitted in accordance with Sections 16.2, 17, 18, or 19, then the Assignee shall be admitted as a substitute Member and shall be vested with all of the rights and powers, but subject to all of the restrictions and liabilities, of the transferor to the extent of the Membership Interest transferred, provided that if the transferee is not then a Member, it shall execute an instrument accepting and agreeing to be bound by all terms and conditions of this Agreement.

17. RTI MEMBER OPTION.

17.1. Grant of RTI Member Option. The RTI Member shall have the option (the “RTI Member Option”), exercisable at any time after the third (3rd) anniversary of the date of this Agreement (the “RTI Member Option Period”), to purchase from the Company additional Membership Interests so that after such purchase, the RTI Member’s Percentage Interest shall be fifty (50%) percent, subject to the terms and conditions set forth in this Section 17. If the RTI Member desires to exercise the RTI Member Option, it shall deliver to the Company a notice (the “RTI Member Option Notice”) of such intention at any time during the RTI Member Option Period. If the RTI Member Option Notice is given, then the RTI Member shall be obligated to purchase, and the Company shall be obligated to sell, free and clear of all Liens, such additional Membership Interest at a closing (the “RTI Member Option Closing”) held on that date specified by the RTI Member which is not more than 120 days after the date of the RTI Member Option Notice, or such later date as shall be mutually agreed upon (the “RTI Member Option Closing Date”). The RTI Member Option may be exercised for an exercise price of $500,000.

17.2. Transferees; Payment; Deliveries at Closing. The RTI Member may designate, at least 15 days prior to the RTI Member Option Closing, one or more Persons to be the ultimate transferees of the Membership Interest to be purchased under the RTI Member Option (such ultimate transferees being referred to as the “Transferee”). No designation of a third party Transferee shall relieve the RTI Member of its obligations to purchase the additional Membership Interest. At the RTI Member Option Closing, the Company shall execute and deliver an Issuance of Membership Interest, in the form of Schedule 17.2. At the RTI Member Option Closing, the Transferee shall pay the purchase price for the Membership Interest, determined in accordance with Section 17.1, by wire transfer in immediately available federal funds to such account as shall be designated by the Company.

17.3. Failure by Transferee to Close. In the event that the Transferees fail to consummate the purchase at the RTI Member Option Closing, then the Company shall be entitled to all rights and remedies available under this Agreement, at Law or in equity, with respect to the failure by a Transferee to consummate the purchase.

18. CALL RIGHT.

18.1. Grant of Call Right. The RTI Member shall have the option (the “Call Right”), exercisable at any time following (i) the sixth (6th) anniversary of the date of this Agreement, (ii) the death or Disability of Executive, or (iii) the occurrence of an event or condition constituting “Cause” hereunder (the “Call Period”), to purchase all (but not less than all) of the Membership Interest issued to the Executive or any Member (other than the RTI Member) under this Agreement, subject to the terms and conditions set forth in this Section 18. If the RTI Member desires to exercise the Call Right, it shall deliver to the Executive a notice (the “Call Notice”) of such intention at any time during the Call Period. If the Call Notice is given, then the RTI Member shall be obligated to purchase, and the Executive and any Member (other than the RTI Member) (the “Selling Member”) shall be obligated to sell, free and clear of all Liens, the Selling Member’s Membership Interest at a closing (the “Call Closing”) held on that date which is not more than 120 days after the date of the Call Notice as specified by the RTI Member, or such later date as shall be agreed upon by Executive (the “Call Closing Date”) for a purchase price calculated as set forth in Section 18.

18.2. Call Purchase Price. In the event that the Call Option is exercised, then the purchase price to be paid for the Membership Interest of the Selling Members shall be equal to the product of (i) such Selling Member’s Percentage Interest multiplied by (ii) the Call Equity Value.

18.3. Transferees; Payment; Deliveries at Closing. The RTI Member may designate, at least 15 days prior to the Call Closing one or more Persons to be the ultimate transferees of the Selling Members’ Membership Interest (such ultimate transferees, whether the Company, RTI or others, being referred to as the “Transferee”). No designation of a third party Transferee shall relieve RTI of its obligations to purchase the Selling Members’ Membership Interest upon exercise of the Call Option. At the Call Closing, the Selling Members shall execute and deliver an Assignment of Membership Interest, in the form of Schedule 18.3. At the Call Closing, the Transferees shall pay the purchase price for the Selling Members’ Membership Interest, determined in accordance with Section 18.2, by wire transfer in immediately available federal funds to such account as shall be designated by such Selling Member.

18.4. Failure by Transferee to Close. In the event that the Transferees fail to consummate the purchase at the Call Closing, then the Selling Members shall be entitled at any time after the date scheduled for such closing to all rights and remedies available under this Agreement, at Law or in equity, with respect to a failure by a Transferee to consummate the purchase at a Call Closing.

19. PUT OPTION.

19.1. Grant of Put Option. The Executive shall have the option (the “Put Option”), exercisable at any time on the later of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) Executive having attained the age of fifty-five (55) (or in the event of death of Executive, that date which Executive would have attained the age of 55), but only for a period of six (6) months following the event giving rise thereto (the “Put Period”), to sell all (but not less than all) of the Membership Interest then held by the Executive (or his or her heirs or beneficiaries under Section 16.3.2) to the RTI Member, subject to the terms and conditions set forth in this Section 19. If the Executive desires to exercise the Put Option, it shall deliver to the RTI Member a notice (the “Put Notice”) of such intention at any time during the Put Period. If the Put Notice is given, then the RTI Member shall be obligated to purchase, and the Executive or his heirs or beneficiaries shall be obligated to sell, free and clear of all Liens, the Executive’s Membership Interest at a closing (the “Put Closing”) held on that date which is 120 days after the date of the Put Notice, or such earlier date as shall be mutually agreed upon (the “Put Closing Date”) for a purchase price calculated as set forth in Section 19.2. The Put Option shall not be exercisable by the Executive at a time that there is existing an event or condition which would constitute “Cause” under this Agreement and shall not be exercisable by any party to whom Executive has transferred any portion of Executive’s Membership Interest under Section 16.3.1 of this Agreement.

19.2. Put Purchase Price. In the event that the Put Option is exercised, then the purchase price to be paid for the Executive’s Membership Interest shall be equal to the product of (i) the Executive’s Percentage Interest multiplied by (ii) the Put Equity Value.

19.3. Transferees; Payment; Deliveries at Closing. The RTI Member may designate, at least 15 days prior to the Put Closing, one or more Persons to be the ultimate transferees of the Executive’s Membership Interest (such ultimate transferees, whether the Company, the RTI Member or others, being referred to as the “Transferee”). No designation of a third-party Transferee shall relieve the RTI Member of its obligations to purchase the Executive’s Membership Interest. At the Put Closing, the Executive shall execute and deliver an Assignment of Membership Interest in the form of Schedule 19.3. At the Put Closing, the Transferees shall pay the purchase price for the Executive’s Membership Interest, determined in accordance with Section 19.2, at the option of the RTI Member either (i) in cash, by wire transfer in immediately available federal funds to such account as shall be designated by the Executive, (ii) by delivery of that number of shares of RTI Common Stock determined by dividing the put purchase price determined in accordance with Section 19.2 by the RTI Stock Price, or (iii) by a combination of such cash and shares of RTI Common Stock.

19.4. Failure by Transferee to Close.

19.4.1. In the event that the Transferees fail to consummate the purchase at the Put Closing, then the Executive shall be entitled at any time after the date scheduled for such closing to negotiate and arrange for the sale or other disposition on behalf of the Company of the Business and other assets of the Company to an unrelated third party in an arm’s-length transaction (a “Company Sale”). The exercise by the Executive of its right to effectuate a Company Sale shall be the Executive’s sole and exclusive remedy with respect to a failure by the Transferees to consummate the purchase at a Put Closing.

19.4.2. The Executive shall be entitled to determine the form and any terms of any Company Sale and whether the Company Sale shall be effected by a sale of all of the Membership Interests, a merger or consolidation, a sale of substantially all of the assets of the Company or otherwise.

If the Executive shall obtain an offer for a Company Sale which the Executive wishes to accept, then the Company, the RTI Member and all of their respective successors and assigns shall be obligated to take such actions as the Executive shall require in order to consummate and effect such Company Sale. Such actions shall include any and all approvals and affirmative votes of the Members as may be required by this Agreement or under applicable Laws, as well as the execution and delivery of any and all documents necessary in order to effect such Company Sale. In addition to the foregoing, in the event of any Company Sale, the Executive shall be entitled to execute and deliver any and all documents on behalf of the Company and to take any and all actions on behalf of the Company to effect a Company Sale, all of which shall be deemed to be duly authorized and be binding on the Company.

19.4.3. If the Executive has elected to cause a Company Sale and in the event that any such Company Sale is effected, then the Executive shall be deemed to have been designated by the Manager and all of the Members to oversee and conduct the termination, dissolution, liquidation and winding-up of the Company in accordance with the provisions of this Agreement. In such event, the Executive shall proceed with the liquidation of the Company and apply and distribute the proceeds available upon such liquidation in accordance with the provisions of Section 21.5.

20. ACCOUNTING AND TAX MATTERS.

20.1. Books and Records — Right to Inspect. The Company shall keep adequate books and records reflecting all financial activities of the Company. Such books and records shall be maintained at the principal office of the Company (unless otherwise maintained by the RTI Member under the Service Agreement) and may be inspected and audited by any Member or the RTI Member or such Member’s or the RTI Member’s duly authorized representative at any time during business hours at the office of the Company.

20.2. Federal Income Tax Information Return. The Company shall file a federal income tax information return and all other tax returns required to be filed by the Company for each Fiscal Year. Unless prepared by the RTI Member under the Service Agreement, the Manager shall arrange for those returns to be prepared, shall furnish each Member with information necessary for preparing such Member’s income tax returns (including, but not limited to Schedule K-1), and shall use its best efforts to furnish such information on a timely basis, but in no event later than 60 days after the end of each Fiscal Year.

20.3. Tax Matters Member. The Manager is designated as the Tax Matters Member of the Company for purposes of Code Section 6231(a)(7). Such designation shall be implemented in accordance with applicable Treasury Regulations and Internal Revenue forms. To the extent provided in Code Sections 6221 through 6231, the Tax Matters Member is authorized and directed to represent the Company, at the Company’s expense, before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company, and to expend Company funds for professional services and costs associated with such tax matters; provided, however, the Tax Matters Member shall be required to obtain the written consent of the RTI Member before taking any such action. The Tax Matters Member shall report to other members before taking any action or making any decision which could have an effect on the outcome of a tax examination, administrative proceeding or litigation involving the Company. The Tax Matters Member shall provide the other Members with periodic information or reports regarding the conduct of any such examination, proceeding or litigation within a reasonable period of time after the occurrence of any material developments. The rights granted to the Tax Matters Member under this Section 20.3 are in addition to any other rights which the Tax Matters Member has under this Agreement or applicable Laws.

20.4. Income Tax Elections. The Tax Matters Member is authorized to cause the Company to make such elections for income tax purposes as the Tax Matters Member deems advisable, including, in the event of a transfer of all or a part of a Membership Interest of any Member, an election pursuant to Code Section 754 to adjust the basis of the assets of the Company. In the event that the Executive disposes all or a part of its Membership Interest as permitted in this Agreement, the Members shall make an election pursuant to Code Section 754, if requested by the transferee. The Tax Matters Member shall elect to be taxed as a partnership for federal income tax purposes as provided in Treasury Regulation § 301.7701-3(c).

21. DISSOLUTION, LIQUIDATION AND TERMINATION.

21.1. Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:

21.1.1. The affirmative vote or written consent of the RTI Member and the Executive;

21.1.2. The entry of a decree of judicial dissolution under the Act;

21.1.3. The sale or other disposition of all or substantially all of the assets of the Company, unless the Company acquires, as consideration, a lease or deferred payments, in which case the Company shall be dissolved when determined by the written consent of the Members pursuant to Section 21.1.1.

21.1.4. The Bankruptcy of a Member; or

21.1.5. December 31, 2047.

21.2. Continuation of the Company. Notwithstanding the provisions of Section 21.1, the occurrence of an event referred to in Section 21.1.4 shall not cause the dissolution of the Company if the other Members, by the affirmative vote of the remaining Members owning more than 50% of the Percentage Interests owned by all of the other Members and more than 50% of the capital interests owned by all of the other Members, elect to continue the business of the Company.

21.3. No Dissolution. Except as otherwise provided in Section 21.1.4, the Company shall not dissolve as the result of the death, retirement, resignation, expulsion or dissolution of any Member, or upon the occurrence of any other event (other than an event referred to in Section 21.1.4) which terminates the continued membership of a Member under this Agreement or under the Act. In such event, the Members shall take whatever steps may be required under the Act to continue the business of the Company.

21.4. Liquidation of Assets Upon Dissolution.

21.4.1. Upon dissolution of the Company, the Manager shall cause the Company’s assets to be sold or retained for distribution in kind, as the Manager determines to be appropriate but subject in each case to the approval of the RTI Member. Pending the sale or distribution of the Company’s assets, the Company may continue to operate and otherwise deal with the assets of the Company.

21.4.2. In the event it becomes necessary to make a distribution of Company property in kind, such property shall be transferred and conveyed to the Members or their assignees so as to vest in each of them an interest in the whole of said property equal to their interests in the liquidating distributions in accordance with this Section 21. Any valuation of Company property shall be made by a firm of certified public accountants, appraisers or investment bankers selected by the Manager and approved by the RTI Member.

21.5. Distribution of Liquidation Proceeds. The proceeds of any sales made pursuant to Section 21.4, plus any unsold assets of the Company, shall be distributed as follows:

21.5.1. First, all debts and liabilities of the Company shall be paid and discharged;

21.5.2. Second, such reserves shall be established and funded in the amounts which the Members deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Reserve funds shall be segregated for purposes of disbursing such amounts in payment of any of the contingencies, liabilities or obligations of the Company arising out of or in connection with the Company, and at the expiration of such period as the Members shall deem advisable, the balance remaining shall be distributed as provided below; and

21.5.3. Third, any remaining assets of the Company shall be distributed to the Members pro rata, based upon each Member’s positive Capital Account balance until all Member’s Capital Account balances have been reduced to zero.

21.5.4. Fourth, any remaining assets of the Company shall be distributed to the Members in accordance with their Percentage Interests.

21.6. No Obligation to Restore Deficit. Upon the liquidation of the Company, if any Member has a deficit balance in its Capital Account (after giving effect to all Capital Account adjustments for all periods including the final Fiscal Year of the Company), such Member shall have no obligation to make any capital contribution to the Company merely because of the existence of such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

21.7. No Recourse Against Manager or Other Members for Return of Capital. Members shall look solely to the assets of the Company for the return of their Capital Contributions, which shall be returned, if at all, from distributions, if any, made as provided in this Agreement, and they shall have no recourse against any other Member or any Manager.

21.8. Certificate of Cancellation, Certificates of Withdrawal. Upon the completion of winding up of the Company, a Certificate of Cancellation shall be filed with the Office of the Secretary of the State of Delaware and Certificates of Withdrawal (or other certificates having the same effect) shall be filed with the appropriate official in any state where the Company is then qualified to do business. These certificates shall set forth the information required by applicable Law.

22. BAR AGAINST CERTAIN ACTIONS CAUSING DISSOLUTION.

Except as expressly permitted by this Agreement, a Member shall not take any voluntary action which would result in the dissolution of the Company under the Act.

23. MISCELLANEOUS.

23.1. No Partition. Each Member irrevocably waives the benefit of any provisions of Law which may provide for the partition of real or personal property and agrees that it will not resort to any action at Law or equity to partition any property of the Company.

23.2. Notices.

23.2.1. Whenever under the terms of this Agreement notice is required to be given, it shall be in writing and shall be deemed given: (i) when hand delivered; (ii) four (4) business days after being mailed, postage prepaid, by registered or certified mail, return receipt requested; or (iii) one (1) business day after being sent by next business day delivery by Federal Express or other reputable overnight courier service providing delivery confirmation. Notices shall be addressed to the Members at their addresses set forth on the books and records of the Company. Any Member may change that Member’s address at any time by notice to the Company.

23.2.2. In the case of any notice under this Agreement to the RTI Member, copies of such notice shall be delivered (in the manner specified in Section 23.2.1) to:

Ruby Tuesday, Inc.

4721 Morrison Drive

Mobile, Alabama 36609

Attn: J. Russell Mothershed

Facsimile No.: 334/344-9513

23.2.3. In the case of any notice under this Agreement to Executive, a copy of such notice shall be delivered (in the manner specified in Section 23.2.1) to:

RT Southwest Franchise, LLC

9848 E. Cinnabar Avenue

Scottsdale, AZ 85258

Attn: James F. Deyo, III

Facsimile No.:

23.3. Amendments. Any amendment to this Agreement must be approved in writing by all of the Members. Upon adoption of any amendment, all of the Members shall execute any documents required to effectuate such adoption and within a reasonable time after such adoption, the Company shall make or cause to be made any filings or publications required or desirable to reflect such amendment.

23.4. Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to any Person or circumstance other than those to which it is held invalid, illegal or unenforceable, shall not be affected.

23.5. Remedies Not Exclusive. Anything in this Agreement to the contrary notwithstanding, the remedies set forth in this Agreement shall not be deemed exclusive of any other remedies which any party may have in connection with this Agreement or the breach of this Agreement by any other party.

23.6. Entire Agreement. This Agreement contains the entire understanding among the Members concerning the Company and supersedes any prior or contemporaneous agreements among them, written or oral, with respect to the same subject matter, including, but not limited to, any prior letters of intent or term sheets.

23.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Members and the Manager, and their respective successors and permitted assigns.

23.8. Interpretation of Syntax and Headings. All references made and pronouns used in this Agreement shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. Section headings appearing in this Agreement are for convenience of the reader; they shall not be deemed to modify, limit or define the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect of such provisions.

23.9. Section, Schedule and Exhibit References. Except as otherwise indicated, all references to Sections, Schedules or Exhibits shall refer to sections (or subsections), schedules or exhibits of this Agreement, as appropriate.

23.10. Saturday, Sunday or Holiday. If any date upon which an action or a transaction is to take place falls on a Saturday, Sunday or a legal holiday, then the action or transaction shall take place on the first business day immediately following that date.

23.11. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware Laws applicable to the enforcement and interpretation of contracts but without regard to its conflicts of laws principles.

23.12. No Benefit to Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

23.13. Effect of Waiver. No waiver of any breach of condition of this Agreement shall be deemed to be a waiver of any other subsequent breach of conditions, whether of like or different nature.

23.14. Expenses. Except as specifically provided with respect to reimbursement under Section 12.1, each Member and not the Company shall be responsible for and shall pay all expenses incurred by such Member in connection with the negotiation, review and entering into of this Agreement, including the fees and expenses of counsel.

23.15. Execution in Counterparts. This Agreement may be executed in counterparts and shall be binding upon each party executing this or any counterpart.

23.16. Mediation. Executive, the RTI Member and any other Person who becomes a Member of the Company agree to submit any claim, controversy or dispute arising out of or relating to this Agreement or the relationship created by this Agreement to non-binding mediation prior to bringing such claim, controversy or dispute in a court or before any other tribunal. The mediation shall be conducted through either an individual mediator or a mediator appointed by a mediation services organization or body experienced in the mediation of disputes between members of limited liability companies, agreed upon by the parties and, failing such agreement within a reasonable period of time after either party has notified the other of its desire to seek mediation of any claim, controversy or dispute (not to exceed fifteen (15) days), by the American Arbitration Association (or any successor organization) in accordance with its rules governing mediation, at the RTI Member’s principal place of business. The costs and expenses of mediation, including compensation and expenses of the mediator (except for the attorneys’ fees incurred by either party), shall be borne by the parties equally. If the parties are unable to resolve the claim, controversy or dispute within ninety (90) days after the mediator has been chosen, then the dispute shall automatically be referred to arbitration under section 23.17 below to resolve such claim, controversy or dispute, unless such time period is extended by written agreement of the parties. Notwithstanding the foregoing, any Member may bring an action: (1) for monies owed, (2) for injunctive or other extraordinary relief, or (3) involving the possession of or to secure other relief relating to the Restaurants, in a court having jurisdiction and in accordance with section 23.18 below, without first submitting such action to mediation.

23.17. Arbitration.

23.17.1. Except as provided in this Agreement, Executive, the RTI Member and any other Person who becomes a Member of the Company agree that any claim, controversy or dispute arising out of this Agreement (and any amendments thereto) that cannot be amicably settled among the parties or through mediation shall, except as specifically set forth herein and in Section 23.18, be referred to arbitration. The arbitration shall be conducted through an organization or body experienced in the arbitration of disputes between members of limited liability companies agreed upon by the parties, and, failing such agreement within a reasonable time after the dispute has been referred for arbitration (not to exceed fifteen (15) days) arbitration shall be conducted by the American Arbitration Association in accordance with the rules of the American Arbitration Association, as amended, except that the arbitration shall apply the Federal Rules of Evidence in conducting the hearing sessions. If such rules are in any way contrary to or in conflict with this Agreement, the terms of the Agreement shall control.

23.17.2. Each Member a party to the dispute shall select one arbitrator. If the party upon whom the demand for arbitration is served fails to select an arbitrator within fifteen (15) days after the receipt of the demand for arbitration, then the arbitrator so designated by the party requesting arbitration shall act as the sole arbitrator to resolve the controversy at hand. The two arbitrators designated by the parties shall select a third arbitrator. If the two arbitrators designated by the parties fail to select a third arbitrator within fifteen (15) days, the third arbitrator shall be selected by the organization agreed upon or the American Arbitration Association or any successor thereto, upon application by either party. All of the arbitrators shall be experienced in the arbitration of disputes between Members of limited liability companies. The arbitration shall take place at the RTI Member’s corporate offices. The award of the arbitrators shall be final and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof. The costs and expenses of arbitration may be entered in any court having jurisdiction thereof. The arbitrators shall be required to submit written findings of fact and conclusions of law within thirty (30) business days following the final hearing session of the arbitration. The costs and expenses of arbitration, including compensation and expenses of the arbitrators, shall be borne by the parties as the arbitrators determine. Each party further agrees that, unless such limitation is prohibited by applicable Laws, neither party shall be liable for punitive or exemplary damages, and the arbitrators shall have no authority to award the same.

(c) Notwithstanding the above, the following shall not be subject to arbitration:

(i) disputes and controversies arising from the Sherman Act, the Clayton Act or any other federal or state antitrust Law;

(ii) disputes and controversies based upon or arising under the Lanham Act, as now or hereafter amended, relating to the ownership or validity of intellectual property;

(iii) disputes and controversies relating to actions to obtain possession of the premises of the Restaurants under lease or sublease.

(d) If the RTI Member shall desire to seek specific performance or other extraordinary relief including, but not limited to, injunctive relief under this Agreement, and any amendments thereto, then any such action shall not be subject to arbitration and the RTI Member shall have the right to bring such action as described in Section 23.18.

(e) In proceeding with arbitration and in making determinations hereunder, the arbitrators shall not extend, modify or suspend any terms of this Agreement. Notice of or request to or demand for arbitration shall not stay, postpone or rescind the effectiveness of any termination of this Agreement.

23.18. Unresolved Disputes. With respect to any claims, controversies or disputes which are not finally resolved through mediation or arbitration as otherwise provided above, Members hereby irrevocably submit themselves to the jurisdiction of the state and the federal district courts located in the state, county or judicial district in which the RTI Member’s principal place of business is located. Members hereby waive all questions of personal jurisdiction for the purpose of carrying out this provision. Members hereby agree that service of process may be made upon any of them in any proceeding relating to or arising out of this Agreement or the relationship created by this Agreement by any means allowed by Delaware or federal Law. Members further agree that venue for any proceeding relating to or arising out of this Agreement shall be the county or judicial district in which the principal place of business of the RTI Member is located; provided, however, with respect to any action (1) for monies owed, (2) for injunctive or other extraordinary relief or (3) involving possession or disposition of, or other relief relating to, the Restaurants, Members may bring such action in any state or federal district court which has jurisdiction.

RUBY TUESDAY, INC.

/s/ J. Russell Mothershed
Name:	J. Russell Mothershed
Title:	Senior Vice President

RT SOUTHWEST FRANCHISE, LLC

By:	/s/ James F. Deyo, III
Name:	James F. Deyo, III
Title:	Manager

EXECUTIVE

/s/ James F. Deyo, III
(James F. Deyo, III)

FIRST AMENDMENT TO RUBY TUESDAY, INC.

PARTICIPATION AND OPERATING AGREEMENT

THIS AMENDMENT (the “Amendment”) dated December 16, 1997, to the Participation and Operating Agreement dated December 16, 1997 (the “Participation Agreement”) by and between RUBY TUESDAY, INC. (“RTI MEMBER”), JAMES F. DEYO, III (“EXECUTIVE”) and RT SOUTHWEST FRANCHISE, LLC (“RT SOUTHWEST”) is entered into by such parties to amend the Participation Agreement as set forth herein. To the extent this Amendment contains terms and conditions that differ from those contained in the Participation Agreement, this Amendment shall control. This Amendment shall supersede all prior amendments to the Participation Agreement. All capitalized terms not otherwise defined herein will have the same meanings ascribed to such terms in the Participation Agreement.

WHEREAS, Executive is required to make a capital contribution of one hundred thousand dollars ($100,000) to RT Southwest under the Participation Agreement, and such contribution is a condition precedent to the execution of the Participation Agreement; and

WHEREAS, Executive wishes to defer payment of seventy-five thousand dollars ($75,000) of that capital contribution for a period not to exceed thirty days, and RTI Member wishes to amend the terms of the Participation Agreement to permit Executive to pay the capital contribution as provided herein;

NOW, THEREFORE, the parties, in consideration of the mutual undertakings and commitments set forth herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Section 4.1. of the Participation Agreement shall be deleted in its entirety and have no further force or effect, and the following language shall be substituted in lieu thereof as if originally contained therein:

Contemporaneous with the execution of the Agreement: (i) Executive shall make an initial Capital Contribution equal to $25,000 in cash and execute a Promissory Note (in the form attached to this Amendment) for $75,000 to be paid as described in such Promissory Note in exchange for 99% of the Membership Interests; and (ii) the RTI Member shall make an initial capital contribution of $1,000, which represents a portion of expenses and fees paid by the RTI Member in connection with the organization and financing of the Company and which shall be deemed a capital contribution hereunder, in exchange for 1% of the Membership Interests. Any failure by Executive to pay the capital contribution by that date shall permit the RTI Member in its sole discretion to terminate the Participation Agreement. Executive’s 99% Membership Interest shall not be delivered or transferred to Executive until the entire amount of Executive’s initial Capital Contribution is paid in cash.

2. Executive further agrees that Executive’s failure to pay such Promissory Note in a timely manner shall permit the RTI Member, and only the RTI Member, in the RTI Member’s sole and absolute discretion to terminate the Participation Agreement upon notice to Executive. In such event, the capital contribution paid by Executive simultaneously herewith ($25,000) and any pre-payments of such Promissory Note shall be refunded to Executive without interest, Executive shall have no rights under the Participation Agreement and neither Executive nor the RTI Member shall have any liability to the other under the Participation Agreement. Further, in such event Executive shall immediately execute and deliver to the RTI Member such agreements and/or assignments with respect the above mentioned 99% Membership Interests as the RTI Member may request.

3. Executive acknowledges and agrees that the RTI Member’s efforts and expenses incurred in organization and financing of RT Southwest Franchise, LLC, satisfy the RTI Members obligation to contribute $1,000 in capital as described above.

4. Notwithstanding anything to the contrary in this Amendment, the Participation Agreement, that certain Purchase Agreement and Amendment #1 thereto each dated December 16, 1997 (collectively, the “Purchase Agreement”), the Development Agreement, as amended, the Operating Agreement for the first New Restaurant, as amended, the Employment Agreement, as amended, and the Support Services Agreement, as amended, each dated of even date herewith (as such terms are defined in the Purchase Agreement), this Amendment, the Participation Agreement, the Development Agreement, the Operating Agreement for the first New Restaurant, the Employment Agreement, and the Support Services Agreement, each as amended, are subject to and contingent upon RT Southwest’s and Executive’s execution of an amendment hereto, to be prepared by the RTI Member, which amendment shall, generally, amend the definition of “EBITDA” to correct an error therein. RT Southwest and Executive shall be provided not less than five (5) business days to review and examine such amendment prior to executing same. In the event Executive or RT Southwest, through its manager, elect not to execute such amendment after such five (5) business days, the RTI Member may exercise the rights granted to it under Amendment #1 to each of the Purchase Agreement, the Participation Agreement, the Development Agreement, the Operating Agreement for the first New Restaurant, the Employment Agreement, and the Support Services Agreement as if Executive had failed to timely pay his Promissory Note described in paragraph 2 above.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to the Participation Agreement on the day and year first above written.

RUBY TUESDAY, INC.

	By:	/s/ J. Russell Mothershed
	Name:	J. Russell Mothershed
	Title:	Senior Vice President

/s/ Pfilip G. Hunt
Witness

RT SOUTHWEST FRANCHISE, LLC

	By:	/s/ James F. Deyo, III
	Name:	James F. Deyo, III
	Title:	Manager

/s/ Mary Jane Trainor
Witness

EXECUTIVE

/s/ James F. Deyo, III
(James F. Deyo, III)

AMENDMENT #2 TO PARTICIPATION

AND OPERATING AGREEMENT

RT SOUTHWEST FRANCHISE, LLC

THIS AMENDMENT #2 TO PARTICIPATION AND OPERATING AGREEMENT (the “Amendment”) is entered into as of January 12, 1998, by and between Ruby Tuesday, Inc., a Georgia Corporation (“RTI”), and James F. Deyo, III (“Executive”).

WHEREAS, the parties hereto entered into that certain Participation and Operating Agreement of RT Southwest Franchise, LLC, and First Amendment to Participation and Operating Agreement, each dated as of December 16, 1997 (the Agreement”); and

WHEREAS, the parties wish to amend the Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein expressed, the parties hereby agree as follows:

1.	The definition of “EBITDA” in Section 1 of the Agreement is hereby deleted and the following is inserted in lieu thereof:

“EBITDA”: On a Company-wide basis, the net income of the Company determined for any period, plus depreciation, amortization, interest, taxes, and non-cash charges for the period for which such net income is determined, all determined in accordance with GAAP, minus, with respect to any real property and improvements of the Company secured by a mortgage (or similar instrument) or Capital Lease Obligation arising with respect to new Ruby Tuesday restaurants developed by the Company pursuant to that certain Development Agreement dated December 16, 1997, between the Company and RTI (the “Mortgaged Property”), an amount equal to the rent that would have been paid on such Mortgaged Property had it been leased at an annual rental rate equal to 10.5% of the original cost of such Mortgaged Property. The calculation of EBITDA shall be consistent with the determination of EBITDA as set forth in the Supplement to Item 19 dated October 15, 1997, of the Franchise Offering Circular dated August 29, 1997, as Amended November 18, 1997.”

2.	The definition of “Fixed Asset Debt” in Section 1 of the Agreement is hereby deleted and the following is inserted in lieu thereof:

“Fixed Asset Debt: Any and all sums due and owing by the Company to lenders or landlords at any time, whether arising out of, or in connection with, the Acquisition or otherwise, which relates to or is secured by fixed assets of the Company, including without limitation, all obligations of the Company, as lessee, to lessors, to pay rent and other amounts due under leases of Restaurants.”

3.	Except as amended hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

RUBY TUESDAY, INC.

By:	/s/ J. Russell Mothershed
Name:	J. Russell Mothershed
Title:	Senior Vice President

RT SOUTHWEST FRANCHISE, LLC

By:	/s/ James F. Deyo, III
Name:	James Franklin Deyo, III
Title:	President

THIRD AMENDMENT TO RUBY TUESDAY, INC.

PARTICIPATION AND OPERATING AGREEMENT

THIS AMENDMENT (the “Amendment”) dated March 20, 1998, to the Participation and Operating Agreement dated December 16, 1997 (as amended by amendments dated December 16, 1~97 and January 12, 1998, collectively the “Participation Agreement”) by and between RUBY TUESDAY, INC. (“RTI MEMBER”), JAMES F. DEYO, III (“EXECUTIVE”) and RT SOUTHWEST FRANCHISE, LLC (“RT SOUTHWEST”) is entered into by such parties to amend the Participation Agreement as set forth herein. To the extent this Amendment contains terms and conditions that differ from those contained in the Participation Agreement, this Amendment shall control. All capitalized terms not otherwise defined herein will have the same meanings ascribed to such terms in the Participation Agreement.

WHEREAS, the parties entered into the Participation Agreement; and

WHEREAS, the parties wish to amend the Participation Agreement as provided herein;

NOW, THEREFORE, the parties, in consideration of the mutual undertakings’ and commitments set forth herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. The definition of the term “Liabilities” in Section 1 of the Participation Agreement shall be deleted in its entirety and have no further force or effect, and the following language shall be substituted in lieu thereof as if originally contained therein:

“Liabilities”: As to the Company, the aggregate of Indebtedness plus all other liabilities which are of a nature required “by GAAP to be set forth on the balance sheet of the Company, including, without limitation, accounts payable, accrued liabilities and deferred taxes. Notwithstanding the foregoing, “Liabilities” shall exclude Indebtedness which is either (i) secured by a mortgage or similar instrument on real property and improvements of the Company, or (ii) a Capital Lease Obligation relating to real property and improvements occupied by the Company, if the fair market value of the real property and improvements equals or exceeds the amount of Indebtedness so secured or so subject to a Capital Lease Obligation; provided, -however, that no such exclusion shall apply with respect to such Indebtedness related to the Acquired Restaurants. In the event of a dispute with respect to fair market value, the parties to such dispute shall obtain an independent appraisal thereof.

2. Except as amended hereby, the Participation Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Third Amendment to the Participation Agreement on the day and year first above written.

RUBY TUESDAY, INC.

	BY	/s/ J. Russell Mothershed
	Name:	J. Russell Mothershed
	Title:	Senior Vice President

/s/ Pfilip G. Hunt
Witness

RT SOUTHWEST FRANCHISE, LLC

/s/ James F. Deyo, III
	Name:	James F. Deyo, III
	Title:	Manager

/s/ Daniel T. Cronk
Witness

EXECUTIVE

/s/ James F. Deyo, III
Name:	James F. Deyo, III